EXHIBIT 99.1

WAIVER AND AMENDMENT

Reference is hereby made to that certain Senior Convertible Debenture (“July Note”) dated July 6, 2022, and Senior Convertible Debenture (“January Note”, and with the July Note, the “Notes”) dated January 2023 issued by AgriForce Growing Systems, Ltd. (the “Company”) to (the “Holder”). All capitalized terms used and not defined herein are used as defined in the Note.

1.	The Company has notified the Holder of its intention to pay the Monthly Redemption Amount due on July 1, 2023 in both Notes in Conversion Shares instead of in cash pursuant to Section 6(b) of the Notes, and the Holder hereby waives the requirement in Section 6(b) of both Notes that Equity Condition (j) be met in order for the Company to pay the Monthly Redemption Amounts in Conversion Shares (no share based payment of the Monthly Redemption Amount is subject to the floor price of $0.45, and to the extent necessary such shares issuable below $0.45 shall be paid in cash if not payable on July 1 in shares).
2.	Except as set forth in this Waiver, the terms of the Notes remain in full force and effect. The Waiver set forth in paragraph 1. above only applies to the July 1, 2023 installments of the Monthly Redemption Amounts, and this Waiver shall not act as a waiver of (a) the satisfaction of any of the other Equity Conditions for the July 1, 2023 installments of the Monthly Redemption Amounts and (b) the Equity Conditions requirement for any other installment period of either Note, for which future waivers are required to be set forth in a separate subsequent waiver, if granted by the Holder.
3.	The Conversion Price in the Note and the exercise price of the related Warrants is hereby acknowledged to be reduced to the Base Conversion Price (which is currently set at $0.45) based upon subsequent dilutive issuances under the Company’s ATM program. 100% of ATM proceeds up to $1 million USD are kept by Company, while any dollar amount over this threshold is 33% distributed to the Company and 67% to the Holders’ per their debentures allocation.
4.	The minimum tranche for Additional Closings under Section 2.4(a) of the Securities Purchase Agreement is hereby reduced from $5 million to $2.5 million.
5.	Upon shareholder approval having been obtained, the Base Conversion Price shall be lowered to the lowest price at which the Company has issued a common share or a right to acquire common shares as described in the first sentence of Section 5(b) (including but not limited to issuances pursuant to the Company’s which have been sold under the At Market Issuance Agreement dated August 18th 2022 with B. Riley Securities, Inc. The Company shall use best efforts to hold such meeting by August 31, 2023.
6.	The undersigned has no objection to one or more private placements with an aggregate purchase price of up to $1,000,000 at a purchase price of $0.25 per common share and two-year warrant (with a per share exercise price pf $0.50, and no registration rights).

7.	Section 2(d) of the Notes is restated in full as follows:

d) Prepayment. Except as otherwise set forth in this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder. The Company must apply the approved or percentage of approved gross proceeds from the sale of its Common Stock from an at-the-market offering (as defined in Rule 415 under the Securities Act) to prepay this Debenture (pro-rated among all Debentures), and shall be permitted to so prepay this Debenture notwithstanding any contrary provision of this Debenture or the Purchase Agreement. Such prepayments shall be made on a weekly basis (if any sales have been made during such week) on the Wednesday of the following week. The Company shall give notice to the Holder on the Monday of the following week that a prepayment will be made on that Wednesday, with the amount of such prepayment.

8.	Securities Laws Disclosure; Publicity. The Company shall (a) by no later than 9:00 AM ET on the first trading day following the date of execution of this Waiver, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents, in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees, Affiliates or agents, on the one hand, and any of the Purchasers or any of their Affiliates on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b) and reasonably cooperate with such Purchaser regarding such disclosure.

IN WITNESS WHEREOF, this Waiver is executed and delivered as of the day of June, 2023.

HOLDER

By:

AGRIFORCE GROWING SYSTEMS, LTD.

By: